Exhibit 4.17

License Agreement for Broadcasting League of Legends Matches*

Between

Tengjing Sports & Culture Development (Shanghai) Co., Ltd.

and

Guangzhou Huya Information Technology Co., Ltd.

*:	Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed

License Agreement for Broadcasting League of Legends Matches

This License Agreement for Broadcasting League of Legends Matches (the “Agreement”) is made in Nanshan District, Shenzhen, the People’s Republic of China (“China”) on April 27, 2021 by and between:

(1)

Tengjing Sports & Culture Development (Shanghai) Co., Ltd., a limited liability company legally incorporated and existing under the laws of the People’s Republic of China, with its legal address at Room 02-04, 45th Floor (actually 39th Floor), No.669 Xinzha Road, Jing’an District, Shanghai (hereinafter referred to as “Party A”);

(2)

Guangzhou Huya Information Technology Co., Ltd., a limited liability company legally incorporated and existing under the laws of the People’s Republic of China, with its legal address at 14/F, Building A3, Shidai E-Park, Zexi Street & Zhongcun Street (Hanxi Commercial Center), Panyu District, Guangzhou (hereinafter referred to as “Party B”).

Party A and Party B are hereinafter collectively referred to as the “Parties” and individually as a “Party”.

Whereas,

(1)

Party A or its affiliate is the operating agent of League of Legends in Chinese mainland, and Party A or its affiliate legally owns the right to use resources (“Match Resources”) based on League of Legends Pro League (LPL), League of Legends Development League (LDL), LPL All-Star Weekend Series (“Authorized Matches”) and the right to sublicense these rights to third parties.

(2)	Party B is a live sharing website, focusing on live games and providing users with high-definition and smooth live video, activities and matches.

(3)

Party A is willing to provide Party B with legal Match Resources and grant Party B the right to use the Match Resources for live streaming and provide related services; Party B wishes to obtain the above rights and is willing to abide by the corresponding terms and conditions.

NOW THEREFORE, in order to further clarify the rights and obligations of the Parties, the Parties enter into the following agreement through friendly consultation in accordance with the principles of equality and mutual benefit:

Article 1 Definition and Interpretation

1.1	Definition.

For the purpose of this Agreement, unless otherwise specified in this Agreement or the context requires otherwise, the relevant words and phrases used in this Agreement shall have the meanings specified in Schedule 1.

1.2	Interpretation.

(1)	Headings are for reference and convenience only, and do not define, restrict, explain or describe the content of the provisions, nor do they affect the meaning of the provisions.

(2)	Any “provision”, “article” or “schedule” mentioned herein refers to the specific provision, Article or Schedule of this Agreement.

(3)	Any laws, regulations, rules, notices or statutory provisions referred to in this Agreement shall include any supplement and amendment thereto or re-promulgation thereof made by the legislature.

(4)	The Schedules of this Agreement are an integral part of this Agreement and have the same binding force as the text of this Agreement.

Article 2 Grant of Rights

2.1

Authorized rights. Subject to the terms and conditions of this Agreement, Party A agrees to grant to Party B, and Party B is willing to accept a paid license, which is limited in term, exclusive to a certain extent and sublicensable under certain conditions (see below for details), so that Party B can use the authorized content within the authorized use channels, license term, licensed territory and language specified in this Agreement. For the avoidance of any doubt, the specific authorized contents are as follows:

(1)

Live broadcasting right: The right to use Party A’ official Chinese streaming signal for live broadcasting of 2021-2025 (5 years) LPL, 2021-2025 (5 years) LDL and 2021-2025 (5 years) LPL All-Star Weekend and Annual Awards Ceremony.

(2)

On-demand broadcasting right: The right to use the official Chinese streaming video of the games provided by Party A for on-demand broadcasting of 2021-2025 (5 years) LPL, 2021-2025 (5 years) LDL and 2021-2025 (5 years) LPL All-Star Weekend and Annual Awards Ceremony.

The Parties further clarify that the license of live broadcasting right and on-demand broadcasting right granted exclusively by Party A to Party B hereunder refers to [redacted].

2.2	Authorized use channels. Party B can only use the authorized content on Party B’s platforms listed in (1), (2), (3) below:

(1)

Live sharing website owned or operated by Party B (i.e. the main domain name www.huya.com and sub-domain website under the main domain name) and on-demand website (i.e. the main domain name v.huya.com and sub-domain website under the main domain name);

(2)	PC client software owned or operated by Party B running on personal microcomputer with Windows and MacOS as operating systems (i.e. Huya.com).

(3)	Smartphone client and tablet client software owned or operated by Party B running on handheld mobile display terminal devices with iOS, Android and Windows Phone as operating systems (i.e. Huya.com).

(4)	Software run by the live sharing website listed in (1) (i.e. Huya.com) on Internet TV (including AIOPCTV, OTT TV and box).

For further clarification, the above platforms do not include: traditional TV; other versions of client software, such as Surface, Surface Pro, Linux, etc.; the case that client software is embedded into terminal devices other than those running the specified operating system; other non-existing and future non-live broadcast tools/platforms that do not mainly transmit and present data in the form of live streaming; game consoles and cloud game platforms, except for the platforms of such types operated by Party B with the written consent of Party A. In addition, Party B shall submit all the specific platforms that meet the requirements to Party A in advance in writing, which shall be reviewed and confirmed by Party A in writing. If Party B intends to use the authorized content on other platforms/tools owned or operated by its affiliate, it shall obtain the written consent of Party A in advance.

2.3	License term, territory and language.

(1)	License term of live broadcasting:

a)	2021-2025 LPL: From the first date of LPL Spring Split of the year to the end of LPL Summer Final of the year (the actual date and time shall be subject to the official announcement);

b)	2021-2025 LDL: From the first date of LDL Spring Split of the year to the end of LDL Summer Final of the year (the actual date and time shall be subject to the official announcement);

c)

2021-2025 LPL All-Star Weekend and Annual Awards Ceremony: From the date when LPL All-Star Weekend and Annual Awards Ceremony of the year start to the date when LPL All-Star Weekend and Annual Awards Ceremony of the year end (the actual date and time shall be subject to the official announcement).

(2)	License term of on-demand broadcasting:

a)	2021-2025 LPL: Three (3) years from the end of the live broadcast of the last single match (usually the Summer Final) of LPL of the year;

b)	2021-2025 LDL: Three (3) years from the end of the live broadcast of the last single match (usually the Summer Final) of LDL of the year;

c)	2021-2025 LPL All-Star Weekend and Annual Awards Ceremony: Three (3) years from the end of the live broadcast of the last single match of LPL All-Star Weekend and Annual Awards Ceremony of the year;

For further clarification, the license term of each Authorized Match is calculated separately, and the specific time shall be subject to the actual match time Party A officially announces. However, each year there should be a complete set of three Authorized Matches, namely, LPL, LDL and LPL All-Star Weekend Series, that is, a total of 15 Authorized Matches within 5 years. Every year, LPL and LDL consist of the spring and summer splits respectively (the change of season name does not affect the rights and obligations hereunder). However, Party B acknowledges and agrees that Party A may make certain adjustments to the schedule and system of each match in the year according to the actual situation, and the specific match arrangement in each year shall be subject to the actual arrangement of Party A. [redacted]

(3)	Territory: Chinese mainland only, excluding Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan.

(4)	Language: Mandarin Chinese.

2.4

Sublicense. With the written consent of Party A, Party B may sublicense the authorized rights and derivative content production rights hereunder; [redacted]. Party B undertakes that when it makes sublicense to live broadcasting platforms that meet the aforementioned requirements of this Paragraph, it shall sign an agreement with any of the sublicensed platform with restrictions and requirements not conflicting with the authorized content of this Agreement or beyond the authorized scope stipulated in this Agreement, and shall require these sublicensed platforms to bear corresponding responsibilities for their violation of the requirements of this Agreement on the sublicensee. [redacted]

2.5

Exceptions and limitations of exclusive license. Notwithstanding the foregoing, Party A and Party B are aware and agree that [redacted] Party A and Party B shall negotiate on which Party has the right to authorize the live broadcasting right, on-demand broadcasting right and derivative content production right of the Authorized Matches to the New Platform.

2.6

Derivative content production. For the purpose of publicizing and promoting the live/on-demand broadcasting of the Authorized Matches, Party B may carry out secondary processing and arrangement based on the Match Resources, and make highlights and replays of the matches; and make match introductions, news reports, analyses and comments based on the official promotional videos, game videos and other authorized materials separately confirmed by Party A in writing. However, before the aforementioned derivative content is officially produced and broadcast, Party B shall submit the relevant schemes and plans to Party A in writing and obtain Party A’s written permission. Such derivative content can only be released or broadcast through the authorized use channels stipulated in Article 2.2 hereof or the channels permitted by Party A and approved in writing separately, and shall not breach the relevant stipulation in Article 2.7 hereof. At the same time, Party A reserves the right to require Party B to broadcast the match highlights only after Party A’s prior written review, which review is aimed at but not limited to the content of production results, release or broadcasting channels, etc.

2.7

Designated official channels (live studios). Unless otherwise agreed by Party A and Party B or in this Agreement, the authorized channels under this Paragraph do not include the non designated official channels such as live studios, personal video or audio channels, etc. (collectively referred to as “Live Studios”) of anchors not designated by the Parties under Party B’s platforms, that is, the live/on-demand broadcasting of Authorized Matches can only be carried out on the designated official channels, and other non-designated anchors and their Live Rooms inside and outside the platforms cannot use the authorized content without Party A’s written consent. The specific designated anchors shall be subject to other terms of this Agreement and the written agreement separately negotiated and confirmed by the Parties. In addition, if the anchor designated by Party B’s platform broadcasts the authorized content in its Live Studio with Party A’s prior written permission, and if the Match Resources or Authorized Matches are involved in political risks and negative public opinion risks due to the content broadcast by the anchor designated by Party B’s platform, Party A shall have the right to immediately stop the above-mentioned related cooperation and the broadcasting of related programs or videos, and ask Party B to immediately make rectification and not continue broadcasting until the rectification is completed and meets Party A’s requirements.

2.8

Adjustment to Authorized Matches. The “Authorized Matches” referred to in this Agreement shall be subject to the definition in Article 2 of Schedule 1. If any adjustment to any of the Authorized Matches listed in Article 2 of Schedule 1 due to force majeure or other objective reasons confirmed by the Parties (including but not limited to acute infectious diseases) during the period from January 1, 2021 to December 31, 2025 leads to the failure to hold any Match in the year, the situation shall be handled as follows:

(1)

If, during the term of this Agreement, there are similar matches of the same level and value for replacement or compensation, and Party A proposes authorization of the replacement or compensation, Party B shall not refuse without reasonable reasons; for matches of replacement or compensation, priority shall be given to matches of the same year;

(2)

If, during the term of this Agreement, Party A is unable to provide authorization of the replacement or compensation, Party B may ask Party A to grant authorization of the corresponding matches to be held after the expiration of this Agreement (for example, [redacted]) as replacement and Party A shall not refuse without reasonable reasons, except that Party A has authorized the relevant matches after the expiration of the term to a third party legally and not in breach of this Agreement, so that the aforementioned replacement authorization cannot be made. In the event that an Authorized Match cannot be held and cannot be replaced or compensated during the term, and Party A has not fulfilled to Party B the replacement obligation of corresponding match authorization after the expiration of the term, Party A shall not, without the written consent of Party B, authorize a third party live broadcasting platform to use the corresponding match after the expiration of the term of this Agreement, as it may hinder the realization of Party B’s replacement right under this Item;

(3)

If neither of the above two Items can be realized, the Parties shall only cancel the cooperation on the affected Match of the year, and Party B does not need to pay Party A the corresponding license fee of the year for the affected Match; if the fees paid by Party B include those for the unrealized authorized rights, Party A shall refund them accordingly. For the specific refund ratio, see Article 8 of this Agreement.

(4)

For the avoidance of doubt, the “Match” referred to in this Paragraph means the whole process of an Authorized Match of the year. For example, the 2021 LPL is a “Match”, and the 2022 LPL All-Star Weekend and Annual Awards Ceremony is a “Match”.

(5)	[redacted]

2.9

Annual up-to-standard requirements. Subject to fulfilling other stipulations in this Agreement, in 2021, Party B must also meet the specific up-to-standard requirements put forward by Party A for the use of authorized rights. [redacted]

2.10

Reservation and limitation of rights. Party A reserves all rights for itself and its affiliates that are not explicitly granted to Party B under this Agreement. In addition to the above authorized rights, without Party A’s prior written consent, Party B (i) shall not, and/or authorize a third party to, use, broadcast or disseminate the Authorized Matches and Match Resources on any platform other than the authorized channels specified in this Agreement, regardless of whether the platform belongs to Party B or its affiliate, and regardless of whether the platform owner has any business, strategy, or equity relationships with Party B or its affiliate; (ii) shall not use any content other than the Match Resources and other authorized materials provided by Party A, including but not limited to the trademarks, graphics, logo and text of Party A or Party A’s affiliates, or the trademarks, materials and data of League of Legends, as well as any content or constituent elements related to League of Legends.

Article 3 Rules and Restrictions on the Exercise of Rights

3.1

User restriction and isolation. [redacted] Unless otherwise stipulated in this Agreement, Party B may not restrict and isolate users for any reason, including the use of advertisement screening software and browser selection. Notwithstanding the foregoing provisions, Party B shall adopt digital rights management (DRM) technology, geographical shielding technology and other corresponding technical measures to prevent the Authorized Matches and Match Resources from being received and viewed by any third party (including but not limited to end users) outside the licensed territory and from being modified, grabbed, nested, downloaded, forwarded and distributed by third parties (including but not limited to end users).

3.2

Equipment cost and technical standards. Party B shall prepare equipment for receiving Party A’s official live signals and match videos at its own cost, and shall be responsible for receiving and subsequent dissemination of the corresponding contents, and bear all related transmission costs, equipment costs and program production costs. Party A has the right to change the way of providing signals and videos at its own discretion, and to upgrade the encryption system of signals and videos according to official rules. Moreover, Party B shall abide by and meet the minimum technical quality standards specified in Schedule 2 when using, broadcasting and disseminating the Authorized Matches and Match Resources.

3.3

No modification. Party B shall use the official live signals and videos of Party A and broadcast them in their entirety; if the official live signals and game videos provided by Party A are not processed, Party B shall use its best efforts to process and produce them within a reasonable range; Party B may mark the watermark logo of Party B on the screen according to industry practice, provided that the main screen of the match is not covered. In any case, if Party B needs to change or process the Match Resources provided by Party A in any form, it must obtain Party A’s prior written consent and review and confirmation. Without Party A’s prior written consent, under no circumstances shall Party B interfere with, distort or commit any behavior that impairs or modifies the integrity of the Match Resources provided by Party A, including but not limited to:

(1)	Reducing the screen size;

(2)	Providing “scroll bar” information service anywhere on the screen;

(3)	Using “pop-up” ads;

(4)	Marking the trademark or logo of its own or a third party on the screen in addition to the above watermark logo;

(5)	Covering or obscuring the trademarks or logos of Party A or Party A’s affiliates or League of Legends and Authorized Matches with trademarks or logos of its own or a third party;

(6)	Blocking or obscuring the trademarks or logos of Party A or Party A’s affiliates or League of Legends and Authorized Matches.

3.4

Limitations on self-made content. Party B shall fully display the whole process of official live stream, and shall not block, cover, edit or actively abandon the broadcast in any form without official permission. Party A shall decide the specific broadcast content of the whole process in the Live Studio of the official live stream. [redacted] Party A reserves the right to require Party B to submit all the self-made content to Party A before using it, and to require Party B to use the content only after obtaining written examination and confirmation from Party A. Such examination is made on, including but not limited to, the specifics, release or broadcasting channels of the content. Party A has the right to propose amendments to or even prohibit the use of Party B’s self-made content, and Party B must strictly follow Party A’s requirements. Notwithstanding the foregoing provisions, during the period of broadcasting the self-made content (if upon approval by Party A), Party B shall ensure that users are provided with official Match Resources for viewing at the same time, and that Party A’s official live signals and videos can be broadcast in their entirety.

3.5	Naming and arrangement. When naming and arranging Match Resources, Party B shall observe the follow

(1)

Reflecting the following information: league/trophy, year, territory (if allowed to broadcast non-Chinese Match Resources), sessions, weeks and days of spring/summer matches/trophies, and live/on-demand languages (if allowed to broadcast non-Chinese Match Resources). Example: [redacted]

(2)	[redacted] The naming of the match videos must reflect the teams of the specific match. Example: [redacted]

(3)	Placing links leading to the official website of the Authorized Matches (or other links required by Party A or Party A’s affiliates) at reasonable positions (such as live broadcasting descriptions).

3.6

Chatting and socializing. Party B shall try its best to ensure that the chatting/socializing content of users during watching the broadcast is legal and compliant, and will not have adverse effects on Party A or its affiliates, League of Legends and Authorized Matches, and shall manage and guide public opinion on the content generated by users, so as to prevent extreme words and deeds during watching games. Otherwise, Party B shall directly prohibit the chatting/socializing function, and Party A has the right to require Party B to immediately process the content generated by related users and optimize or rectify the related chatting/socializing function.

3.7

Observing the broadcasting rules. In order to safeguard the rights and interests of broadcasting the Authorized Matches of Party A on various live broadcasting platforms, ensure that the broadcast contents and resources related to the Authorized Matches meet the official standards of the matches, [redacted].

3.8

Others. Party B shall try its best to communicate and coordinate with Party A or Party A’s affiliates or the third party designated by Party A within a reasonable scope, and comply with the provisions of this Agreement and the requirements put forward by Party A or Party A’s affiliates from time to time to ensure the lawful, compliant and high-quality broadcasting and dissemination of Authorized Matches and Match Resources. Moreover, Party B shall broadcast live every match of the Authorized Matches except that Party B cannot broadcast live for reasons attributable to Party A.

Article 4 Publicity and Promotion

4.1

Publicity and promotion. Party B shall make every effort to promote League of Legends and related matches and activities, so as to maximize the audience number for the live/on-demand broadcasting of Authorized Matches hereunder. For this purpose, Party B agrees to negotiate in good faith with Party A on all marketing and promotional activities and activities related to League of Legends and related match coverage. Subject to other provisions of this Agreement, Party B shall carry out marketing activities around the broadcasting of League of Legends and related matches and activities, and arrange high-quality media resources of Party B and its affiliate for the promotional activities of match broadcasting, including but not limited to the selection of key matches, gold promotion places and We Media. For details, please refer to Schedule 5 “Huya’s Plan on Resource Promotion”. During the cooperation period, Party A has the right to evaluate the Plan every year and request Party B to make reasonable updates. Party B confirms that all plans for the use of Authorized Matches, Match Resources, intellectual property rights of Party A and other related resources shall be notified to Party A in advance in writing, and can be implemented only after obtaining Party A’s prior written examination and confirmation.

4.2

Party A’s detailed specification requirements for media resources (including specific form and location, released content and release time) will be communicated to Party B by designated contact person at one time or several times by e-mail or other forms confirmed by the Parties in writing. The released content includes but should not be limited to League of Legends and related matches and activities (including but not limited to Authorized Matches). The final content and requirements shall be subject to consultation and confirmation by the Parties, but Party A has the right for final decision.

4.3

Party B undertakes and warrants that it will complete the release and promotion of all media resources in strict accordance with Schedule 5 of this Agreement and the contents jointly confirmed by the Parties, and provide Party A with the final report within 5 working days after each release. If, during the term of this Agreement, Party A fails to use one or more of the resources due to business arrangement of all parties, market changes, resource scheduling and other factors, Party B agrees to extend the term until all media resources are used up.

4.4

Party A has the right to review and accept Party B’s implementation of media resources. If the media resources provided by Party B do not conform to Schedule 5 of this Agreement and the contents confirmed by the Parties, Party A shall have the right to require Party B to make modification, republication or take remedial measures within a reasonable time limit specified by Party A, and the losses caused to Party A shall be fully borne by Party B. If Party B fails to take effective remedial measures or meet Party A’s requirements, Party A shall have the right to ask Party B to discount all the fulfilled media resources to cash, that is, to pay the corresponding value directly.

Article 5 Investment Promotion and Advertisement

5.1

Cooperation restrictions. Subject to the terms and conditions of this Agreement, Party B has the right to operate attached investment promotion and advertisement generated from live/on-demand matches, [redacted]. For the avoidance of doubt, the attached advertisements mentioned in this Paragraph, including not only the advertisements and publicity placed by Party B in the live stream of Authorized Matches on Party B’s platform, but also the advertising area around the live broadcasting page of the Authorized Match on Party B’s platform or other advertisement presentation on the live broadcasting page, as well as the advertisement presentation and market promotion using the elements and contents of Authorized Matches in other visual areas and interfaces of Party B’s platform (including but not limited to the screen opening interface), shall be subject to the aforementioned restrictions of this Paragraph. [redacted] In case of any dispute between Party A and Party B over attached advertisement and its investment promotion right, the conditions and requirements finally confirmed by Party A shall prevail.

5.2	Stream time. Party B can only broadcast advertisements in the following time periods:

(1)	Party B may broadcast teaser advertisements with a total duration of no more than 45 seconds before the start of the match (that is, before Party A provides official Match Resources).

(2)

After the start of the match, the cut-in advertisement can only be broadcast before the end of the match interval in the way of countdown and with the words “Be right back”, and the stream time shall not exceed 60 seconds. The running of advertisement should be finished before the live broadcast of the match resumes, and if not, should be stopped immediately.

(3)

Party B may run advertisements after the end of the match and after the end of the thank-you roll screen, with the total running time not exceeding 45 seconds. The ads shall not block official contents except the countdown of the program and the announcement of tomorrow’s matches.

Party B shall not broadcast any form of advertisement, and shall not insert any advertisement content directly or indirectly into the official live signal, the match video or related or adjacent pages without Party A’s written examination and confirmation, except before the start of the above-mentioned match, during the interval of the major matches and after the end of the match.

5.3

No use. Party B shall not invite investment in the name of Party A or Party A’s affiliates or League of Legends and related matches, nor imply that its investment promotion behavior is related to Party A or Party A’s affiliates or League of Legends and related matches; Party B shall not authorize any third party to use the trademarks, service marks, copyrights, design patents or industrial designs, domain names, trade names or any other titles, derivatives, adaptations or variants of Party A or Party A’s affiliates or League of Legends and related matches, or any text, symbols or designs identical or similar to the trademarks, trade names or logos of Party A or Party A’s affiliates or League of Legends and related matches in the ads.

5.4

Submission and review. Party B shall submit to Party A in writing the list of all merchants and advertisers and the contents of the advertisements. Party A reserves the right to require Party B to cooperate with advertisers or broadcast advertisements only after obtaining the written permission of Party A; Party A has the right to propose reasonable amendments to the advertising content that Party B intends to broadcast, or prohibit the broadcasting of the advertising content if the advertising content does not comply with laws, regulations, relevant policies, public order and good customs, or may have a negative impact on the Authorized Matches, and Party B must strictly comply with Party A’s requirements.

5.5

Official sponsorship and advertising. Party B shall ensure that the content of the title sponsor or other sponsors of the Authorized Matches is displayed according to the Match Resources provided by Party A and other requirements, and shall not edit, modify, add, delete or change any official sponsorship and advertisement or their components in any form, including but not limited to excluding, restricting, replacing or obscuring the screen covering graphics or billboards around the venue included in the official live signal or video of the match and/or any other graphics, signs, symbols, advertisements or promotional materials displayed at any competition venue. In addition, Party B promises that all advertisements launched in the performance of this Agreement must be in compliance with relevant laws and regulations of the People’s Republic of China (including but not limited to the current Advertising Law of the People’s Republic of China), and shall not commit any acts violating laws and policies.

Article 6 Supervision and Reporting

6.1

Supervision power. Party A has the right to know, inquire, review and suggest, regulate and supervise, and finally decide on all the behaviors of Party B under this Agreement and the implementation and completion of matters related to authorized rights. Unless otherwise stipulated in this Agreement, Party A reserves the right to require Party B to submit all the schemes and contents to Party A before implementing all matters, and to require Party B to implement them only after obtaining written examination and confirmation from Party A. If the schemes and contents submitted by Party B are inconsistent, or in the specific implementation process are inconsistent with the schemes confirmed by Party A, Party A shall have the right to require Party B to immediately correct them or prohibit Party B’s implementation, and Party B must strictly follow the requirements of Party A.

6.2	Supervision subject. For the performance of this Agreement, Party A may designate entities or individuals among Party A or its affiliates or other third parties to exercise supervision power.

6.3

Real-time communication. Party B must appoint a representative to discuss with Party A through [redacted] during the live broadcasting of the Authorized Matches, and receive real-time updates and other reasonable requirements raised by Party A from time to time.

6.4	Data reporting. [redacted]

Article 7 Intellectual Property Rights

7.1

Party A’s intellectual property rights. Authorized Matches, Match Resources, authorized content, and trademarks, service marks, copyrights, design patents or industrial designs, domain names, trade names or any other titles, derivatives, adaptations or variants associated with Party A or its affiliates or any content of League of Legends, and other intellectual property rights, ownership or interests and other rights in any form related to the authorized rights under this Agreement (no matter whether these rights are known at this stage or not, and no matter what medium, form, format or style will be adopted to express them) shall be owned by Party A or its affiliates. Moreover, the intellectual property rights and other rights of the match highlights, match replays produced by Party B or its affiliates according to this Agreement and other self-made contents such as programs, derivative contents and promotional materials produced using Party A’s intellectual property rights shall also belong to Party A or its affiliates. If there are any intellectual property rights that cannot be vested with Party A or its affiliates from the beginning, Party B promises to transfer the relevant intellectual property rights to Party A or Party A’s affiliates free of charge. [redacted].

7.2

Party B’s intellectual property rights. The intellectual property rights and other rights of the self-made content produced and broadcast by Party B according to this Agreement without using the intellectual property rights of Party A shall belong to Party B, but Party B may only use the self-made content when exercising the authorized rights under this Agreement, and shall not transfer or license them to a third party. At the same time, Party B agrees that when Party B uses its own voice, video and picture, it should try its best not to use the data with intellectual property rights enjoyed by Party A, but when it is necessary to use such data, Party B must obtain the prior written consent of Party A, and use the data only within the scope reviewed and confirmed by Party A in writing.

7.3

Free exercise of rights. With respect to the relevant rights (including but not limited to intellectual property rights) and interests enjoyed by Party A in accordance with Article 7.1, Party A has the right to exercise, develop, authorize and license such rights and interests in any form for any purpose at its own discretion, especially that, Party A has the right to transfer or license all or part of the above rights and interests to any third party at its own discretion. The above-mentioned activities can be carried out for any carrier (including future carriers that are unknown at present), and in any form, including but not limited to written form. Party B shall not, by itself or by authorizing a third party, commit any acts that may damage, restrict or hinder any rights and interests obtained by Party A under this Agreement.

7.4

No registration. Party B and any of its affiliates will not, or assist any third party to, register in any country any trademarks, service marks, copyrights, design patents or industrial designs, domain names, trade names or any other titles, derivatives, adaptations or variants implying that Party B is related to Part A or Party A’s affiliates or League of Legends and any content of the Authorized Matches, or any text, symbols or designs that are identical or similar to those of the trademarks, trade names or logos of Part A or Party A’s affiliates or League of Legends and the Authorized Matches. If Party B breaches the aforesaid provisions, Party B shall, upon Party A’s request, immediately terminate the unauthorized registration activities and sign the transfer documents and other documents that Party A may require in time, so as to transfer all rights related to the registration or application of intellectual property rights to Party A. All expenses related to the above rights transfer shall be borne by Party B.

7.5

Right protection. For any illegal misappropriation, publication, reprinting, copying of Authorized Matches, Match Resources, authorized contents, works, or other violations of intellectual property rights or other rights enjoyed by Party A and related rights and interests under this Agreement, Party A may defend its rights in its own name, including but not limited to taking legal actions such as applying for evidence preservation, property preservation, administrative complaints, filing civil lawsuits, appeals, applying for execution, reconciliation, and obtaining compensation. Without Party A’s prior written consent, Party B shall not take right protection actions without authorization. If Party B finds that there is a third-Party infringement, Party B may inform Party A of the infringement, and Party A shall actively take right protection measures against the infringing subject.

Article 8 Consideration for Authorization

8.1

Fixed license fee. As one of the consideration for obtaining the authorized rights stipulated in this Agreement, Party B shall pay Party A a fixed license fee totaling RMB 2,013 million (SAY RMB 2,013 MILLION ONLY, tax inclusive). The specific payment time, ratio and conditions are as follows:

1)

Within fifteen (15) working days after this Agreement comes into effect after being signed and sealed by the Parties and Party B receives the invoice, Party B shall pay Party A the first sum of fixed license fee, i.e., [redacted]; within fifteen (15) working days after receiving the corresponding invoice in [redacted] of 2021, Party B shall pay Party A fixed license fee of [redacted] respectively. The total amount in the year 2021 is [redacted].

2)

Within fifteen (15) working days after receiving the corresponding invoice in [redacted] , 2022, Party B shall pay Party A the first sum of fixed license fee of 2022, i.e., [redacted]; within fifteen (15) working days after receiving the corresponding invoice [redacted], 2022, Party B shall pay Party A fixed license fee of [redacted] respectively. The total amount in the year 2022 is [redacted].

3)

Within fifteen (15) working days after receiving the corresponding invoice in [redacted], 2023, Party B shall pay Party A the first sum of fixed license fee of 2023, i.e.,[redacted]; within fifteen (15) working days after receiving the corresponding invoice in [redacted] , 2023, Party B shall pay Party A fixed license fee of [redacted] respectively. The total amount in the year 2023 is [redacted].

4)

Within fifteen (15) working days after receiving the corresponding invoices in [redacted], 2024, Party B shall pay Party A fixed license fee of [redacted] respectively. The total amount in the year 2024 is [redacted].

5)

Within fifteen (15) working days after receiving the corresponding invoice in [redacted], 2025, Party B shall pay Party A the first sum of fixed license fee of 2025, i.e., [redacted]; within fifteen (15) working days after receiving the corresponding invoice [redacted], 2025, Party B shall pay Party A fixed license fee of [redacted] respectively. The total amount in the year 2025 is [redacted].

On the basis of the above agreement, the Parties acknowledge and agree that the ratio of fixed license fees for each Authorized Match in each year is as follows: LPL –[redacted] of the total amount of fixed license fee in the year; LDL –[redacted] of the total amount of fixed license fee in the year; LPL All-Star Weekend Series –[redacted] of the total amount of fixed license fee in the year. The aforementioned agreement on ratio does not affect or change Party B’s obligation to pay corresponding fixed license fees to Party A according to 1) of Article 8.1.

8.2

Floating license share. When Party B sublicenses the authorized rights under this Agreement to a third party [redacted] according to Article 2.4 and other relevant provisions hereof, and if, from 2022 to 2025, the total amount of annual sublicensing income exceeds [redacted], Party B shall pay Party A a share of the amount exceeding the base in proportion as another part of the consideration for obtaining the authorized rights stipulated in this Agreement. The specific calculation method is as follows:

1)	Base of each year:

Equivalent to [redacted] of the total fixed license fee in the year

Share ratio:

As for the part of the total annual sublicensing income during the cooperation period that exceeds the base of the year, Party A and Party B shall share it at the ratio of [redacted], that is, Party A shall receive [redacted] and Party B shall retain [redacted] of this part of the amount.

2)

Payment arrangement: With regard to the floating license share stipulated under this Article 8.2, Party B shall, within twenty (20) working days after the start of each natural year (i.e., January 1), submit to Party A the previous year’s sublicense settlement report (for example, submit the 2022 settlement report in January 2023), and calculate the floating license share of sublicensing income in the year according to the aforementioned stipulation in this Article. After the settlement report is confirmed by Party A, Party A shall issue to Party B a VAT special invoice corresponding to the floating license share amount, and Party B shall, within fifteen (15) working days after receiving the invoice, pay the floating license share of the year in full to the account designated by Party A. Party A and Party B confirm that the total authorization revenue in the sublicense settlement report shall be based on the contract amount with any existing live broadcasting platform corresponding to the fulfilled sublicense of broadcasting rights in the year, that is, whether or not the existing live broadcasting platform is actually charged, the authorization revenue of the fulfilled part in the year shall be included in the settlement scope. Party B shall provide Party A with relevant attachments (including but not limited to contracts with third parties/existing live broadcasting platforms, statements of accounts, invoices and payment slips) for verification.

3)

Party A and Party B shall bear the doubtful debts and bad debts arising from their cooperation. If Party B has not fully recovered the authorization income attributed to the settlement period as of the settlement date of floating license share, Party B shall still pay the corresponding share to Party A according to the amount stipulated in this Agreement, and Party B shall handle the transaction and collection with the sublicensee separately.

4)	Special treatment of cashless transactions: [redacted].

The sum of fixed license fee in Article 8.1 and floating license share in Article 8.2 is the license fee of this project.

8.3

Invoice. Party A shall issue to Party B an effective VAT special invoice with corresponding amount fifteen (15) working days before each payment by Party B. The invoice content includes intangible assets * license fee and the tax rate of 6%. Otherwise, Party B shall have the right to postpone the payment without assuming corresponding responsibilities. The invoice issued by Party A shall not be used as proof of payment. Party B’s payment to the account designated by Party A shall be deemed as fulfillment of payment. Party B shall be exempted from liability for the corresponding delay in payment caused by Party A’s invoice problem.

8.4

Taxes. The Parties shall pay relevant taxes in accordance with the laws of the People’s Republic of China. Party B shall not conduct deduction, withholding, offset or exemption in any form when making payment.

8.5

Deferred payment. If Party B defers in paying to Party A all or part of the payables due, Party B shall pay Party A an overdue fine at a daily rate of one thousandth (1‰) of the deferred payment for each day of delay. If all or any part of the payment is delayed for more than fifteen (15) working days, Party A shall have the right to rescind this Agreement immediately, and Party B still needs to pay in full the license fee of the used authorized right.

8.6	Collection account. Party A designates the following account as the only valid account to collect the license fee:

Opening bank: [redacted]

Account name: [redacted]

Account No.: [redacted]

Article 9 Representations and Warranties

9.1	The Parties represent and warrant that:

(1)	They are legal persons legally incorporated and existing under the laws of the People’s Republic of China.

(2)	They have the authorization, right and approval required for signing this Agreement and fully performing their relevant obligations hereunder.

9.2	Party B represents and warrants that:

(1)

It has the right to sign the Agreement and exercise the corresponding authorized rights as stipulated in this Agreement, and has the necessary licenses and qualifications required by the Chinese government and relevant institutions to disseminate the Authorized Matches and Match Resources in the manner stipulated in this Agreement. It will handle the import and broadcast procedures of Match Resources (if necessary) with the relevant Chinese authorities, and provide Party A with authentic and effective information and other documents required by the port.

(2)

The performance of this Agreement will not breach any restrictions of applicable laws binding on it, will not infringe upon the legitimate rights and interests of any third party, and shall not contain any illegal or infringing contents in the dissemination of the Authorized Matches and Match Resources of Party A. Party B’s obligations hereunder will not conflict with any other prior agreements to which it is a Party.

(3)

It will not do anything that is harmful or likely to be harmful to Party A or its affiliates or League of Legends and Authorized Matches, and will not cause any losses to Party A or its affiliates or League of Legends and Authorized Matches.

(4)

It shall not authorize and shall take all possible technical measures to prevent any third-party platform from establishing links to the Match Resources on Party B’s platform or co-constructing a cooperation platform or broadcasting the contents authorized by Party A to Party B under this Agreement through other technical means, including but not limited to deep links, so as to ensure that the end users will not directly watch the Match Resources of Party B’s platform on any third-Party platform by accessing the page with Authorized Matches and Match Resources on Party B’s platform through link technology or other technical means.

(5)

Party A is the only owner/agent of authorized rights in the licensed territory. Without Party A’s written consent, under no circumstances shall Party B broadcast, disseminate and develop any Match Resources other than those authorized by Party A, and shall not receive the contents other than those from the official signal and video sources of Party A without authorization, regardless of whether the content is included in the scope of the authorized rights, and regardless of whether the provider of the signal or video is authorized by Party A.

(6)	Party B shall satisfy Party A’s reasonable requirements related to Authorized Matches and authorized rights from time to time during the performance of this Agreement.

(7)	Party B shall be jointly and severally liable for any obligation of its affiliates involving the contents stipulated in this Agreement.

(8)	Party A’s use of Party B’s logo and other materials will not infringe upon the intellectual property rights or other legitimate rights and interests of any third party.

9.3	Party A represents and warrants that:

(1)

The performance of this Agreement will not breach any restrictions of applicable laws binding on it, nor infringe upon the legitimate rights and interests of any third party, and the Match Resources provided and authorized by Party A to Party B shall not contain any illegal or infringing contents.

(2)	Party B’s use of the logo and other materials provided and authorized by Party A will not infringe on the intellectual property rights or other legitimate rights and interests of any third party.

(3)

Notwithstanding the above commitments, Party A does not make the above commitments to Party B regarding the behavior, speech and information of any third-party participants (including but not limited to participating clubs and their players, club staff, audience, and other persons and/or third-party content accidentally appearing in the official live stream), which are irrelevant to Party A’s warranty under this Article 9.3. However, Party A shall make reasonable efforts to explain the rules and train the participants (including but not limited to participating clubs and their players, club staff, etc.) on the rules before the match, and take reasonable measures to maintain the authenticity and fairness of the Authorized Matches, and crack down on fake competitions or other behaviors that may adversely affect the reputation of the matches. Party A will make reasonable efforts to prevent and remove the illegal or infringing contents of these third-party participants in the official live stream and their adverse effects on the authorized cooperation hereunder.

9.4

Liability limitation and exemption. Except for Article 9.1 and Article 9.3 of this Agreement, to the extent permitted by law, Party A or its affiliates do not make any explicit or implied warranties, including but not limited to any implied warranties of merchantability, applicability for special purposes and non-infringement related to the Authorized Matches and Match Resources.

Article 10 Term, Termination and Breach of Contract

10.1

Term. This Agreement shall come into force from the date when the Parties affix their seals (special seal for contract or official seal), and shall end on the date when the Parties fully perform their obligations hereunder. If the seals are not affixed on the same day, the Agreement will come into force from the date of last seal. If the actual performance of the Agreement occurs first, the validity of the Agreement shall be traced back to the date when the actual performance begins.

10.2	Termination.

10.2.1

If this Agreement is terminated early as stipulated, Party A has the right to request Party B to immediately pay off all the payables due and unpaid by Party B before the effective date of the termination, and the undue amount proportionate to the authorized right that has been used. After receiving the written notice of rescission or termination of the Agreement or any authorized rights under the Agreement, Party B shall immediately stop using all or part of the corresponding Match Resources and authorized contents.

10.2.2	In any of the following circumstances, either Party has the right to terminate this Agreement immediately:

(1)	The representations or warranties of the other Party are untrue, inaccurate, incomplete or breach any representations or warranties it makes hereunder;

(2)

The other Party substantially breaches any provision of this Agreement, and such breach is irremediable, or if remediable, the other Party fails to remedy such breach within thirty (30) days after a written notice requesting remedy is served;

(3)

The other Party and its creditors or any other legal Party apply for liquidation, bankruptcy, reorganization, reconciliation or dissolution of the other Party or the other Party’s funds cannot maintain the normal operation of the company; or the other Party is unable to repay any debts due; or the creditor of the other Party takes over the operation of the other Party;

(4)	Other circumstances of terminating this Agreement immediately stipulated in this Agreement or the laws of the People’s Republic of China.

10.2.3

Unless otherwise stipulated in this Agreement, neither Party shall unilaterally terminate this Agreement. If one Party wishes to early terminate this Agreement, it shall negotiate with the other Party and obtain the other Party’s consent, and the Parties shall sign a written confirmation document.

10.3

Party B’s liability for breach of contract. If Party A faces any third party’s claim, lawsuit or arbitration or suffers losses due to any false representation or warranty of Party B, or Party B’s breach of its obligations hereunder, or Party B’s infringement or breach of contract against a third party, Party B shall take appropriate measures (including but not limited to coordinating with the third party to resolve disputes) to hold Party A harmless from any claim, lawsuit or arbitration and/or losses. Under such circumstances, Party A reserves the right to claim compensation from Party B for the losses it suffers therefrom. Moreover, Party A has the right to take any one or several measures including but not limited to the following according to the severity of Party B’s breach of contract to hold Party B liable:

(1)	Temporarily or permanently prohibiting Party B from using the authorized content in some authorized use channels; and/or

(2)	Temporarily or permanently revoking part of the authorized rights previously granted to Party B; and/or

(3)	Temporarily or permanently shortening license term or reducing the licensed territory; and/or

(4)

Requiring Party B to pay [redacted] of the license fee of the year under this Agreement as liquidated damages. If the liquidated damages are insufficient to compensate for Party A’s losses, Party A shall have the right to require Party B to continue to bear the compensation liability; and/or

(5)	Unilaterally rescinding this Agreement and revoking all authorized rights previously granted to Party B as expressly stipulated in this Agreement.

For further clarification, Party A shall exercise the aforesaid rights within a reasonable and necessary scope, and give a written (including email) notice to Party B. Under such circumstances, no matter what measures Party A takes to hold Party B liable for breach of contract, Party B still needs to pay Party A the license fee proportionate to the actually used authorized rights.

10.4	Party A’s liability for breach of contract.

10.4.1

If Party B faces any third party’s claim, lawsuit or arbitration or suffers losses due to Party A’s breach of the special representation or warranty in Article 9.3 hereof, or Party A’s infringement or breach of contract against the third party, Party A shall take appropriate measures (including but not limited to coordinating with the third party to resolve disputes) to hold Party B harmless from any claim, lawsuit or arbitration and/or losses. Where Party B suffers actual direct losses due to the aforesaid breach of contract by Party A, Party A shall bear corresponding compensation liabilities. Notwithstanding the foregoing provisions, Party B is aware and agrees that the total liquidated damages and any loss compensation paid by Party A to Party B for breach of contract by Party A shall be limited to [redacted] of the license fee of the year (i.e., the maximum amount for breach of contract shall not exceed [redacted] of the license fee of the year). For the avoidance of doubt, Party B’s holding Party A liable for breach of contract (if any) will not exempt or reduce Party B’s obligation to pay Party A the license fee proportionate to the actually used authorized rights, unless Party B terminates this Agreement as stipulated herein.

10.4.2

[redacted]; in such situation, Party B shall have the right to request Party A to cease the breach immediately, shall have the right to refuse to pay License fee corresponding to the right affected, and shall have the right to seek [redacted] of the total Fixed License Fee in this Agreement as compensation for it losses; in the case the amount of the compensation expressly stipulated aforesaid cannot be enough to recover Party B’s losses, Party B shall have the right to seek further.

10.5

Effect of termination. If this Agreement is terminated, such termination shall not release or affect any obligation or liability of either Party arising prior to the effective date of termination, and this Agreement shall remain in full force and effect with respect to such obligation or liability.

Article 11 Force Majeure

11.1

Force majeure. If one Party fails to fulfill its obligations hereunder due to any natural disaster, terrorist act, fire, hurricane, epidemic, riot, war, hacker attack, government regulation, policy change, network failure or other similar situations that are unforeseeable, insurmountable and unavoidable by adopting reasonable due diligence and reasonable commercial measures (“Force Majeure”), the Party affected by Force Majeure (the “Affected Party”) shall not be liable for failing to fulfill its obligations hereunder.

11.2

Consequences of Force Majeure. Unless otherwise stipulated in this Agreement, in case of Force Majeure, the performance of obligations by the Parties shall be temporarily suspended within the scope affected by Force Majeure, until Force Majeure no longer prevents the performance or causes the performance to be impossible (at that time all the performance of obligations shall be resumed and continued). Notwithstanding the foregoing provisions, the payment and compensation obligations of the Parties to each other hereunder before the occurrence of Force Majeure will not be affected.

11.3

Remedy. In case of Force Majeure, the Affected Party shall immediately notify the other Party in writing, and inform the other Party of all the information of Force Majeure, the expected duration, and the remedial methods and measures to be taken. The Affected Party shall try its best to take measures to remove, eliminate or reduce the impact of Force Majeure, and resume the performance of its obligations hereunder as soon as possible.

11.4

Termination of Agreement. In case of Force Majeure, (i) if the situation lasts for more than three (3) months (unless the Parties agree in writing to extend the three (3) month period), either Party has the right to terminate this Agreement after giving written notice to the other Party; or (ii) if the existing objective and uncontroversial evidence shows that the Force Majeure will last for more than three (3) months, and the Parties are unwilling to extend the period mentioned in (i) above, the Parties may agree in writing that this Agreement may be terminated at any time before the expiration of the period mentioned in (i). In case the situation mentioned in (i) occurs, termination of the Agreement shall come into effect when one Party sends a written notice to the other Party. In case of the situation in (ii), termination of the Agreement shall come into effect when the Parties reach a written agreement.

Article 12 Confidentiality

12.1

Confidentiality obligations. Either Party shall (i) keep the confidential information of the other Party strictly confidential; (ii) not disclose any confidential information of the other Party to any third party; (iii) not use the confidential information of the other Party for any purpose other than for the purpose of performing this Agreement.

12.2	Exceptions to confidentiality. Article 12.1 does not apply to:

(1)

Disclosure of confidential information of the other Party to its own directors, supervisors, officers and employees who obtain confidential information on the need-to-know basis for the purpose of performing this Agreement; or

(2)	Disclosure of confidential information of the other Party required by laws, relevant stock exchanges, regulatory agencies or courts with jurisdiction.

(3)	Under the circumstances mentioned in (1) above, either Party shall ensure that its directors, supervisors, officers and employees strictly abide by the obligations under this Article 12.

12.3

Definition of confidential information. For the purposes of Article 12, “Confidential Information” means (1) information about the existence and content of this Agreement and the transactions contemplated herein; and (2) all proprietary, confidential and non-public technical and/or commercial information disclosed by one Party or its affiliates to the other Party, including but not limited to (i) any R&D design, service or product design concepts/ideas, products and their specifications, data, models, samples, drafts, product test results and other technical information disclosed by the Party or its affiliates to the other Party or the other Party’s employees before or after signing this Agreement; (ii) commercial information on marketing requirements and strategies, product plans and prices, customer lists, direction of the company’s business development, and systems and processes related to operation and management; and (iii) other information disclosed to the other Party by the Party or its affiliates and subject to confidentiality obligations to a third party (whether the information is disclosed in written, oral, graphic, electromagnetic or any other form).

12.4	Consent to disclosure. If either Party needs to disclose the Confidential Information of the other Party, it shall obtain the written confirmation of the other Party.

12.5	Confidentiality term. The Party receiving Confidential Information of the other Party shall keep it confidential until the Confidential Information is legally disclosed.

Article 13 Notice

13.1

Notice. All notices sent by one Party to the other Party shall be made in Chinese in writing, and shall be sent to the following addresses by email, personal delivery (including courier service) or registered mail:

If to Tengjing Sports & Culture Development (Shanghai) Co., Ltd.

Contact person: [redacted]

Address: [redacted]

Tel: [redacted]

Email: [redacted]

If to Guangzhou Huya Information Technology Co., Ltd.

Contact person: [redacted]

Address: [redacted]

Tel: [redacted]

Email: [redacted]

13.2

Determination of service time. If a notice is sent by e-mail, the notice shall be deemed to have been served at the time of successful transmission recorded in the transmission record, unless the service occurs after 5:00 pm (Beijing time), in which case service shall be deemed to occur on the next working day; or, in the case of personal delivery (including courier service), the notice shall be deemed to be served on the date of signing the delivery receipt; or, if delivered by registered mail, it shall be deemed to be served on the seventh (7th) day after the receipt of the notice is issued by the post office.

13.3

Change of information. If one Party needs to change the above information, it shall notify the other Party in writing within ten (10) days before the change, listing the information after change. Otherwise, after the notice is served at the above address or number confirmed in this Agreement, the obligations related to the sending of such notice shall be deemed to have been fully fulfilled.

Article 14 Applicable Law and Dispute Resolution

14.1	Applicable law. The formation, validity, interpretation, performance and dispute resolution of this Agreement shall be governed by the laws of Chinese mainland.

14.2

Dispute resolution. Any dispute arising from or in connection with this Agreement shall be settled by the Parties in the principle of friendly consultation. If consultation fails, either Party shall bring a lawsuit to the people’s court with jurisdiction in Nanshan District, Shenzhen where this Agreement is executed.

Article 15 Miscellaneous

15.1

Entire agreement. This Agreement constitutes an entire agreement between the Parties on the subject matter of this Agreement and replaces all previous understandings, memos, intentions, agreements, commitments, statements, warranties and arrangements on the same subject matter.

15.2	Assignment. Unless otherwise stipulated in this Agreement, neither Party shall transfer all or part of its rights or obligations hereunder without the prior written consent of the other Party.

15.3

No agency relationship. The Parties acknowledge that they are independent parties to the contract. Nothing in this Agreement shall be interpreted as authorizing one Party to act as the agent or spokesperson of the other Party. Unless otherwise specially stipulated hereunder, neither Party has the right to represent the other Party explicitly or implicitly, or create or assume any obligations in the name of the other Party, and such actions are not binding on the other Party.

15.4	Survival. The relevant Articles in this Agreement (including but not limited to Articles 7, 9, 12, 14) shall survive the termination of this Agreement based on their nature and content.

15.5	Amendment. No supplement, revision or amendment to this Agreement shall be binding upon the Parties unless a written contract is entered into by the Parties.

15.6

No waiver. Failure to exercise or delay in exercising a right or remedy by one Party does not constitute a waiver of that right or remedy or other rights or remedies. The single or partial exercise of a right or remedy by one Party does not hinder the further exercise of that right or remedy or other rights or remedies.

15.7	Accumulation of rights. The rights and remedies stipulated in this Agreement are accumulative and shall not exclude the rights or remedies provided by law.

15.8

Severability. If any provision of this Agreement is held to be invalid or unenforceable, it will not affect the validity or enforceability of the remaining provisions of this Agreement. If any provision of this Agreement is judged to be invalid or unenforceable by any judicial organ or other competent authority, all remaining provisions of this Agreement will remain fully valid and will not be damaged in any way. If any provision of this Agreement is deemed invalid or unenforceable but will be valid or enforceable after some parts of the provision are deleted, the Parties will make the provision valid and enforceable by making the minimum necessary modifications.

15.9	Counterparts. This Agreement is made in quadruplicate, with the Parties holding two copies each, all of which shall have the same legal effect.

(The remainder of this page is intentionally left blank )

(Signature page)

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the date stated on the first page of this Agreement.

Tengjing Sports & Culture Development (Shanghai) Co., Ltd.

Authorized Signatory:	/s/ Authorized Signatory
Title:	Match Copyright Owner

Guangzhou Huya Information Technology Co., Ltd.

Authorized Signatory:	/s/ Authorized Signatory
Title:	Match Business Owner

Schedule 1 Definition

[redacted]

Schedule 2 Technical Quality Standards

[redacted]

Schedule 3 Blacklist of Advertisers

[redacted]

Schedule 4 Data Reporting

[redacted]

Schedule 5 Resource Promotion

[redacted]

Schedule 6 IP Use Specifications for League of Legends Matches

[redacted]

Schedule 7 Advertising Standards for Non-official Sponsors in Match Broadcasting

[redacted]

Schedule 8 [redacted]

[redacted]